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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.                            )

Check the appropriate box:
☒	Preliminary Information Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
☐	Definitive Information Statement.
Medicsight, Inc. (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MEDICSIGHT, INC.
46 BERKELEY SQUARE
LONDON, UNITED KINGDOM W1J 5AT

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

        On December 8, 2003, the Board of Directors of Medicsight, Inc. (the "Company") adopted a resolution recommending that the Company's stockholders approve an increase in the number of shares of common stock, par value $.001 per share (the "Common Stock"), the Company is authorized to issue to 40,000,000. On December 8, 2003 (the "Record Date"), the Company had 25,000,000 authorized shares of Common Stock of which 23,740,526 shares were issued and outstanding.

        The Company is a Delaware corporation. Under Delaware law, the proposed increase in the authorized share capital of the Company requires the approval of the holders of a majority of the outstanding shares of Common Stock. STG Holdings PLC, which owned as of the Record Date 10,673,642 shares of Common Stock, and General Mediterranean Holding SA, which owned as of the Record Date 1,666,667 shares of Common Stock, have consented to the proposed increase in the authorized share capital of the Company. Together, STG Holdings PLC and General Mediterranean Holding SA (the "Majority Stockholders") own approximately 52% of the outstanding shares of Common Stock, thereby assuring that the proposal to increase the Company's authorized share capital will be approved by the requisite majority of the Company's stockholders.

        We propose to file an appropriate Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of Delaware on or after January 12, 2004, at which time the proposed increase in the Company's share capital will become effective.

        We are sending this Information Statement on or about December 22, 2003, to our stockholders of record on the Record Date. We are not calling a meeting of our stockholders to consider the proposed increase in the Company's share capital.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PRINCIPAL STOCKHOLDERS AND
SHARE OWNERSHIP BY MANAGEMENT

        The Company's capital structure consists of 25,000,000 authorized shares of Common Stock, of which 23,740,526 shares were issued and outstanding as of the Record Date. The Company believes there are approximately 800 beneficial owners of its Common Stock. Each share of Common Stock is entitled to one vote per share.

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by:

  •
  each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock;

  •
  each person serving as a director or executive officer of the Company; and

  •
  all executive officers and directors of the Company as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to outstanding warrants and options exercisable within 60 days of the date of this Information Statement are considered as beneficially owned by the person holding such securities. To our knowledge, except as set forth in this table, we believe that the persons named in this table have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, the address of each of the directors, executive officers and 5% stockholders in this table is as follows: Medicsight, Inc., 46 Berkeley Square, London, UNITED KINGDOM, W1J 5AT.

        Percentage beneficially owned is based upon 23,740,526 shares of Common Stock issued and outstanding as of the Record Date.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Equity Beneficially Owned
5% Beneficial Owners
STG Holdings PLC 46 Berkeley Square London, United Kingdom W1J 5AT	10,673,642	45.0%
General Mediterranean Holding SA Center Financier 29 Avenue de la Porte Neuve L-2227 Luxembourg	1,666,667	7.0%
Total 5% Beneficial Owners as a Group (2 persons)	12,340,309	52.0%
Directors and Officers
Stephen Forsyth	—	*
Tim Paterson-Brown	—	*
Paul Gothard	—	*
Professor Nadey Hakim	—	*
Dr. Allan Miller	—	*
William Hughes	333	*
Total Officers and Directors as a Group (6 persons)	333	*

*
Less than 0.1%

PROPOSED INCREASE IN THE COMPANY'S AUTHORIZED SHARES

        We believe that the best interests of the Company and its stockholders will be served by increasing the number of shares of Common Stock that the Company is authorized to issue from 25,000,000 shares to 40,000,000 shares. Such an increase will facilitate the Company's ability to raise additional capital, if needed, by issuing new shares to persons who wish to invest in the Company. The new shares also would be available for issuance as consideration in future acquisitions by the Company.

        The Board of Directors adopted a resolution on December 8, 2003, recommending to the stockholders of the Company that the number of shares of Common Stock that the Company is authorized to issue be increased from 25,000,000 shares to 40,000,000 shares. The Majority Stockholders have consented to the adoption of the following resolution:

        "RESOLVED, that Paragraph A of Article FOURTH of the Certificate of Incorporation of the Company be amended in its entirety to read as follows:

        A. The Corporation shall have authority to issue a total of Forty Million (40,000,000) shares of Common Stock, par value $.001 per share."

        The Company will make the necessary filing of a Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of Delaware on or after January 12, 2004, at which time the proposed increase in the Company's share capital will become effective.

Dated: December 11, 2003
BY ORDER OF THE BOARD OF DIRECTORS
By:	Stephen Forsyth Chairman

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SCHEDULE 14C
MEDICSIGHT, INC. 46 BERKELEY SQUARE LONDON, UNITED KINGDOM W1J 5AT
INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY MANAGEMENT
PROPOSED INCREASE IN THE COMPANY'S AUTHORIZED SHARES